Exhibit 10.1

SEPARATION AGREEMENT

AND

WAIVER AND RELEASE OF ALL CLAIMS

This Separation Agreement and Waiver and Release of All Claims (the “Agreement”) is made and entered by and between Transgenomic, Inc. (the “Company”) and Collin J. D’Silva (“Employee”) in connection with the resignation of Employee. Company and Employee desire to resolve all disputes between them, known and unknown.

In resolution of any and all disputes, if any, between the Company and Employee arising from Employee’s employment by the Company or Employee’s resignation from the Company, or otherwise, and in consideration of the payments to Employee made under Paragraph 3 of this Agreement, the Company and Employee promise and agree as follows:

1. Employment Status. Effective as of the Effective Date (as defined below) and continuing through the Employment Termination Date (as defined below), Employee shall serve as the Company’s “Director of Mergers and Acquisitions.” During the period in which Employee serves as the Company’s Director of Mergers and Acquisitions, Employee’s sole responsibility shall be to work with Thomas Weisel Partners, LLC (“TWP”) in connection with TWP’s evaluation of strategic alternatives on behalf of the Company. Employee’s services shall be performed at the direction and under the supervision of the Company’s Chief Executive Officer, and the Chief Executive Officer shall participate in all meetings and conference calls between Employee, TWP and/or any third parties. Employee shall vacate his Company office as of the Effective Date. Unless otherwise approved by the Company’s Chief Executive Officer, in writing, Employee shall not use Company facilities, equipment or support staff in performing his services as the Company’s Director of Mergers and Acquisitions, except that Employee shall be provided with ongoing access to Company e-mail and cellular telephone service while performing such services. Effective as of the earlier of (a) the termination of the Company’s engagement with TWP or (b) March 31, 2007 (such earlier date being referred to herein as the “Employment Termination Date”), Employee shall be deemed to have resigned his employment with the Company in all capacities. From and after the Employment Termination Date, Employee’s employment by and with the Company shall be terminated and he shall no longer be employed by or as an agent of the Company.

2. Resignation of Positions as Officer and Director. Effective as of the Effective Date, Employee shall be deemed to have resigned from the Board of Directors of the Company, including his position as Chairman of the Board. Additionally, effective as of the Effective Date, Employee shall be deemed to have resigned his position as Secretary of the Company. From and after the Effective Date, Employee shall have no further rights as an officer or director of the Company or to serve as an observer to the Board of Directors of the Company.

3. Employment and Separation Payments. The Company shall, in exchange for the covenants and promises, and subject to all of the terms and conditions, contained in this Agreement, pay to Employee an amount equal to Employee’s base salary in effect as of the date of this Agreement ($19,166.67 per month), less applicable federal, state and local withholding taxes, through March 31, 2007. Such payments shall be made in accordance with the Company’s standard payroll procedure, and shall be made irrespective of whether the Employment Termination Date occurs prior to March 31, 2007. In addition, the Company shall reimburse Employee for all pre-approved and properly reimbursable business expenses incurred in connection with Employee’s services as the Company’s Director of Mergers and Acquisitions through the Employment Termination Date.

4. Continued Health Insurance. Employee is eligible to elect continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If Employee chooses to continue health insurance coverage, the Company will pay the employer and employee portions of premiums for such continuation coverage for a period of eighteen (18) months following the Effective Date.

5. Confidentiality, Non-competition and Non-solicitation.

(a) Employee acknowledges that the information, observations and data obtained by him during the course of his employment with the Company concerning the business or affairs of the Company and its subsidiaries is the property of the Company or such subsidiary, as the case may be. Therefore, Employee agrees that he will not directly or indirectly use, divulge, furnish or make accessible to any unauthorized person or use for his own account any confidential or proprietary information or trade secrets of the Company or any of its subsidiaries without the Company’s prior written consent, except and to the extent required by law. In the event Employee shall be required by law to make any disclosure as set forth above and prior to any such disclosure, Employee shall promptly notify the Company in writing of the basis for and the extent of the required disclosure and shall cooperate with the Company to preserve in full the confidentiality of all intellectual property, trade secrets, confidential information and other proprietary rights of the Company and/or its subsidiaries. For purposes hereof, confidential information does not include any information that has become publicly known or made generally available through no wrongful act of Employee or of any other person who is known by Employee to be subject to a confidentiality agreement with the Company.

(b) Employee agrees that for three (3) years after the Employment Termination Date, he will neither directly nor indirectly engage in, have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, employee, partner or consultant or invest or participate in a business competing with any of the businesses then conducted (or, to the knowledge of Employee, planned to be conducted within one year) by the Company or any of its successors or subsidiaries.

(c) Employee agrees that for one (1) year after the Employment Termination Date, he will not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the prior six (6) months, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.

(d) Nothing contained in this Paragraph 5 shall prevent Employee from owning up to a 5% interest in any corporation or entity having one or more classes of its securities listed on a national securities exchange or publicly traded in the over-the-counter market, provided Employee is not actively involved in the operation or management of such corporation or entity.

(e) If, under the circumstances existing at the time of enforcement of this Paragraph 5, the period, scope or geographic area described in this Paragraph 5 shall be found or held to be unreasonable, the parties hereto agree that the maximum period, scope or geographic area reasonable under the circumstances shall be substituted for the stated period, scope or geographic area.

6. Release of All Claims. In consideration of the payments made pursuant to Paragraph 3 of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, on behalf of Employee and his Heirs, hereby irrevocably, unconditionally and completely releases, discharges and holds harmless the Company of, from and against any and all Claims (as such terms are defined below). This release is a material inducement to the Company to enter into this Agreement.

The release set forth in this Paragraph 6 includes, without limitation, any Claim(s) that Employee or his Heirs has, had, or may claim to have, whether known or unknown, against the Company for or arising out of:

•

Breach of express or implied contract, including but not limited to any contract of employment, and any employment-related torts or personal injuries (whether physical or mental), including wrongful termination or discharge, intentional or negligent infliction of emotional distress, defamation, interference with contractual relations, invasion of the right to privacy, misrepresentation, negligence, conspiracy or otherwise;

•

Any federal or state law, including without limitation Title VII of the Civil Rights Act of 1964 [42 USC Section 2000e (and following sections)], or any other federal, state or local law that prohibits discrimination on the basis of race, color, religion, sex, age, national origin, ancestry, disability, or any other protected group status;

•	The Age Discrimination in Employment Act and the Older Workers Benefit Protection Act [29 USC Section 621 (and following sections)], which prohibit discrimination against employees age 40 and above;

•	The Family and Medical Leave Act [29 USC Section 2601 (and following sections)];

•	The Employee Retirement Income Security Act [29 USC Section 1001 (and following sections)];

•	The Reconstruction Era Civil Rights Act [42 USC Section 1981 (and following sections)];

•	The Americans with Disabilities Act [29 USC Section 12101 (and following sections)];

•	The Worker Adjustment and Retraining Notification Act [29 USC Section 2100 (and following sections)];

•	Attorneys’ fees, expenses, or court costs; and

•	Any other Claim(s) in any way related to or arising out of Employee’s employment with the Company or the termination of that employment.

Nothing in this Agreement waives Employee’s rights, if any, to continue Employee’s participation in any employee welfare benefit plan, as allowed by COBRA and the terms, conditions, and limitations of any such plan, or any vested rights that Employee may have under any employee pension or welfare benefit plan or stock option plan in which Employee participated as an employee of the Company.

For purposes of this Agreement, the following terms shall have the following meanings:

“Heir(s)” means and includes Employee’s heirs, personal representatives, guardians, conservators or assigns, and any and all other persons or entities claiming by, through, or under Employee.

“Claim(s)” means and includes any and all claims, liabilities, charges, demands, promises, agreements, grievances and lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, benefits and punitive and compensatory damages) of any nature whatsoever and causes of action of any kind or nature whatsoever, including without limitation, claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Employee or any Heir had, has, or may claim to have against the Company, arising out of or otherwise related to Employee’s employment by the Company (or the termination of such employment).

7. Full and Complete Release. Employee understands and agrees that he is releasing and waiving all Claim(s) of any type, whether or not Employee knows that any such Claim(s) exist in Employee’s favor at the time Employee signs this Agreement, and including Claims which, if Employee knew of their existence, would materially affect Employee’s decision to sign this Agreement. For the purpose of implementing a full and complete release and discharge of the Company, Employee expressly acknowledges that the release set forth in Paragraph 6 is intended to include in its effect, without limitation, all Claim(s) which Employee does not know or suspect to exist at the time this Agreement is executed and that the release set forth in Paragraph 6 contemplates the extinguishment of any such Claim(s).

8. Covenant Not to Sue. Employee promises not to file, or permit to be filed on Employee’s behalf, and immediately to dismiss or withdraw, any lawsuit, charge, or complaint against the Company with any administrative agency (unless prohibited by applicable statute or agency regulation) or with any state or federal court asserting any Claim(s) released in Paragraphs 6 and 7. In addition, Employee waives any right to recover damages, costs, and attorneys’ fees in any action brought by Employee or by any other person or entity on Employee’s behalf asserting any Claim(s) released by Paragraphs 6 and 7.

If and only if a court of competent jurisdiction rules, and such ruling is affirmed on appeal or the Company elects not to appeal such ruling, that Employee is prohibited from waiving Employee’s right to recover damages, costs, or attorneys’ fees, as set forth above, Employee agrees that the entire amount paid to Employee under Paragraph 3 of this Agreement, less the sum of One Hundred and no/100 Dollars ($100.00), shall be set off against any recovery that Employee might obtain against the Company in any action brought against the Company asserting any Claim(s) released in Paragraphs 6 and 7 hereof. In addition, the Company will be released of all covenants and promises it has made in connection with the execution of this Agreement and will be entitled to recover any and all legal fees and costs (including expert fees) incurred by the Company in defending against any action or charge brought against the Company asserting any Claim(s) released under Paragraphs 6 and 7 of this Agreement, in addition to any other relief to which the Company may be legally entitled.

9. Compliance with Securities Laws. Employee acknowledges that he currently is and, after the Employment Termination Date, he will continue to be subject to all applicable laws, rules and regulations governing the sale or purchase of securities, including but not limited to the Securities Act of 1933 (the “33 Act”) and the Securities Exchange Act of 1934 (the “34 Act”) with respect to shares of the common stock of the Company. Accordingly, Employee agrees that, for so long as he holds at least ten percent (10%) of the outstanding capital stock of the Company, he will not trade in Company securities if he is in possession of any material, non-public information with respect to the Company. Additionally, Employee agrees that, through the Employment Termination Date, he (a) will comply with all Company policies pertaining to or limiting the sale of Company securities, including but not limited to any trading windows, and (b) will notify the Company’s Chief Financial Officer at least three (3) business days prior to executing any trade of Company securities. Provided that the Employee has complied with the requirements of subparagraph (b) of the immediately preceding sentence, through the Employment Termination Date, the Company agrees that it shall prepare and submit to the United States Securities and Exchange Commission, on the Employee’s behalf, any filings required pursuant to Sections 13(d) and 16 of the 34 Act and the rules and regulations promulgated thereunder. Employee hereby acknowledges that, after the Employment Termination Date, he shall be solely responsible for preparing and submitting to the United States Securities and Exchange Commission any filings required pursuant to Sections 13 (d) and

16 of the 34 Act and the rules and regulations promulgated thereunder, and Employee represents to the Company that all such filings shall be in compliance with the requirements of the 34 Act.

10. Acknowledgement of Receipt. Employee acknowledges and agrees that on the 9th day of January, 2007, he received from the Company a copy of this Agreement.

11. Review Period. Employee acknowledges and understands that he has been given twenty-one (21) days from the date Employee receives a copy of this Agreement to consider and review the terms of this Agreement prior to signing it, and releasing his claims. Employee understands that he may execute this Agreement, in his sole and absolute discretion, prior to the expiration of said twenty-one (21) day period.

12. Right of Revocation. Employee acknowledges and understands that he may revoke this Agreement for a period of up to seven (7) days after he executes it (not counting the day it is signed). To revoke this Agreement, Employee must give written notice to the Company stating that Employee wishes to revoke this Agreement, by providing notice by hand-delivery or U.S. mail to:

Mr. Greg Sloma

Transgenomic, Inc.

12325 Emmett

Omaha, NE 68164

If Employee mails a notice of revocation to the Company, it must be postmarked no later than seven (7) days following the date on which Employee signed this Agreement (not counting the day it was signed) or the revocation will not be effective.

Employee acknowledges and understands that the “Effective Date” of this Agreement shall be seven (7) days following execution by Employee of this Agreement, if the Agreement is not revoked.

13. Remedies. Employee expressly acknowledges that any breach or violation of any of the covenants and agreements made by him in this Agreement will cause immediate and irreparable injury to the Company and that in the event of a breach or threatened or intended breach of this Agreement by him, the Company, in addition to all other legal and equitable remedies available to it, shall be entitled to injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach or threatened or intended breach.

14. Wages Paid in Full. The Company agrees that, on January 15, 2007, it shall pay to Employee all of Employee’s accrued but unused vacation benefits. Upon receipt of such payment, Employee acknowledges that he shall have received all monies due and owing to Employee from the Company, including without limitation any monies due and owing to Employee for wages, vacation benefits or otherwise, and that he has no claim against the Company whatsoever for the payment of any further wages, vacation benefits, or other monies except as specifically identified herein.

15. Return of Property. Employee certifies that he has delivered or caused to be delivered to the Company the following:

a. any and all Company equipment and all documents or other tangible or electronic materials (whether originals, copies, or abstracts, and including without limitation, books, records, manuals, files, calling or business cards, credit cards, customer or company lists or records, correspondence, computer printout documents, contracts, phone and address lists, memoranda, notes, work papers, agreements, invoices and receipts) which in any way relate to the Company’s business and were furnished to Employee by the Company or were prepared, compiled, used or acquired by Employee while employed by the Company, excluding personal items paid for by Employee and any items that are necessary to the performance of Employee’s services as Director of Mergers and Acquisitions (which items shall be delivered to the Company upon the Employment Termination Date);

b. all keys, combinations, and access codes to the premises, facilities and equipment of the Company (including without limitation, the offices, desks, storage cabinets, safes, data processing systems and communications equipment); and

c. any money owed by Employee to the Company for whatever reason.

16. Restriction on Disclosure. This Agreement is and contains confidential information owned by the Company. Employee agrees that he shall not disclose the terms of this Agreement except to the extent required by law. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to Employee’s spouse, attorney, agent, financial advisor or tax advisor if, as a condition of such disclosure, Employee first advises such person and obtains a commitment in favor of the Company that such person must not disclose the terms of this Agreement except to the extent required by law.

17. No Admission. This Agreement does not constitute an admission by the Company or Employee, and the Company and Employee each specifically deny that the Company or Employee has violated any contract, law, or regulation or that it has discriminated against the other party or otherwise infringed on the other party’s rights or privileges or done any other wrongful act.

18. General. This Agreement constitutes the entire understanding between the parties on the subject matter contained herein, and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties. No promise, representation, warranty, or covenant not included in this Agreement has been or is relied upon by either party. Notwithstanding any statute or case law to the contrary, this Agreement may not be modified except by a written instrument signed by each of the parties, whether or not such modification is supported by separate consideration. This Agreement shall be binding upon and be for the benefit of the Company and its successors and assigns and Employee and his Heirs. Employee and the Company warrant that they have not assigned any Claim(s) released by this Agreement, or any interest therein, to any third party. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties. The provisions of this Agreement are severable. If any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

19. Knowing and Voluntary Execution. Employee acknowledges that he has read this Agreement carefully and fully understands the meaning of the terms of this Agreement. Employee acknowledges that he has signed this Agreement voluntarily and of Employee’s own free will and that he is knowingly and voluntarily releasing and waiving all Claim(s) that he has or may have against the Company.

20. Consultation with Attorney. The Company advises Employee to consult with an attorney of Employee’s choosing prior to signing this Agreement. Employee will be solely responsible for any attorneys’ fees incurred by Employee in connection with this Agreement.

21. Employee Representations. Employee represents and warrants that: (a) he is over the age of majority, of sound mind and has the exclusive power and authority to execute and deliver the

Agreement; (b) the Agreement has been duly executed and delivered by Employee, after having been advised in writing to seek legal counsel and having the opportunity to consult with legal counsel, and it constitutes Employee’s legal, valid, and binding obligation enforceable in accordance with its terms; (c) Employee is the exclusive owner of all rights and claims Employee may have or assert against the Company and no person or entity is now, or shall be, subrogated to any claims or rights that Employee has or may have against the Company; and (d) no promises, representations or inducements have been made by the Company to Employee to cause Employee to sign the Agreement.

22. Miscellaneous. All matters pertaining to the validity, construction, interpretation, and effect of the Agreement shall be governed by the laws of the State of Nebraska. If for any reason the Agreement is not executed or otherwise consummated, the Agreement shall not constitute any evidence in any proceeding or be used in discovery in any way. Employee and the Company agree mutually not to denigrate or disparage the other following the Employee’s termination of employment.

I HAVE BEEN AFFORDED THE OPPORTUNITY TO REVIEW AND CONSIDER THIS DOCUMENT FOR AT LEAST TWENTY-ONE (21) DAYS.

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS FROM THE DATE GIVEN BELOW TO REVOKE THIS RELEASE AND WAIVER.

I HAVE READ AND UNDERSTAND THIS DOCUMENT. I HAVE SIGNED THIS DOCUMENT FREELY AND OF MY OWN ACCORD AFTER HAVING BEEN GIVEN AMPLE OPPORTUNITY AND HAVING BEEN ADVISED TO SECURE THE ADVICE AND COUNSEL OF AN ATTORNEY OF MY CHOOSING.

Executed this 12th day of January, 2007.

Transgenomic, Inc.

By:	/s/ GREGORY T. SLOMA
Its:	Board Member

Transgenomic, Inc.

/s/ COLLIN J. D’SILVA
Collin J. D’Silva